Exhibit 10.1


                  Information Concerning Executive Compensation

         It has been the policy of Leucadia National Corporation (the "Company") since the current management took over in 1978 to emphasize performance based compensation through the payment of discretionary bonuses.

         On January 12, 2007, the Company's Board of Directors, upon the recommendation of the Compensation Committee in consultation with Ian M. Cumming, Chairman of the Board, and Joseph S. Steinberg, President of the Company, approved annual salary increases (effective January 1, 2007) and discretionary 2006 cash bonuses for each of the Company's executive officers who were included as named executive officers in the Company's 2006 proxy statement (other than Mr. Cumming and Mr. Steinberg(1)).

         Name and Title         Base Salary in 2007     Bonus Award for 2006(2)
         --------------         -------------------     -----------------------

         Thomas E. Mara                 $330,000                $1,009,570
         Executive Vice
         President and Treasurer

         Joseph A. Orlando              $300,000                $907,980
         Vice President and
         Chief Financial Officer

         H. E. Scruggs                  $223,000                $506,690
         Vice President



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(1) Consistent with past practice, bonuses for 2006 for Messrs. Cumming and
Steinberg will be considered by the Compensation Committee of the Board of Directors at the Board of Directors meeting to be held following the Company's 2007 annual meeting of shareholders.

(2) Includes annual bonus paid to all employees based on a percentage of salary of $9,570 for Mr. Mara, $7,980 for Mr. Orlando, $6,690 for Mr. Scruggs.